As filed with the Securities and Exchange Commission on July 9, 1997
                                                        Registration No.

                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington D.C. 20549


                                 FORM S-8
                       REGISTRATION STATEMENT UNDER
                       THE SECURITIES ACT OF 1933


                             THE TITAN CORPORATION
           (Exact name of registrant as specified in its charter)
         Delaware                                   95-2588754
(State of other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                         Identification No.)

                            3033 Science Park Road
                          San Diego, California 92121
            (Address of Principal Executive Offices and Zip Code)



                             THE TITAN CORPORATION
                           STOCK OPTION PLAN OF 1997
                             (Full title of plan)

                            PHILIP J. ENGLUND, ESQ.
                             The Titan Corporation
                             3033 Science Park Road
                           San Diego, California 92121
                     (Name and address of agent for service)

                             (619) 552-9500
           (Telephone number, including area code, of agent for service)

                    CALCULATION OF REGISTRATION FEE
                                Proposed       Proposed
     Title of                   Maximum        Maximum
     Securities    Amount       Offering       Aggregate   Amount of
     to be         to be        Price          Offering    Registration
     Registered    Registered   Per Share (1)     Price    Fee
--------------------------------------------------------------------------
Common Stock,
  $0.01 par value  1,000,000    $4.34          $4,340,000  $1,496.55
--------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low sales prices of Common Stock on the New York Stock Exchange on July 1, 1997.

                                  Part II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.     Incorporation of Documents by Reference

The following documents are hereby incorporated by reference in this Registration Statement:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

(b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

(c) The Description of the Company's Common Stock included in the Company's Registration Statement on Form 8-B under the Securities Exchange Act of 1934, file no. 0-2641.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date this Registration Statement is filed with the Securities and Exchange Commission and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.     Description of Securities

Not applicable.


Item 5.     Interests of Named Experts and Counsel

Philip J. Englund, Senior Vice President, General Counsel and Secretary of the Company, who has rendered a legal opinion with respect to the shares to be registered pursuant to this registration statement, is eligible to participate in the Plan.


Item 6.     Indemnification of Directors and Officers

The Company's By laws provide for indemnification (to the full extent permitted by law) of directors, officers, and other agents of the Company against expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is, or was, an officer, director, or agent of the Company. The Company also maintains directors and officers liability insurance coverage and has entered into indemnification agreements with its directors and officers. Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.


Item 7.     Exemption from Registration Claimed

Not applicable.


Item 8.     Exhibits

See Index to Exhibits, attached hereto.


Item 9.     Undertakings

(a)     The undersigned registrant hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information required to be included in a post-effective amendment by those paragraphs which are contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 30, 1997.

THE TITAN CORPORATION


By:_________/s/___________
Gene W. Ray, President

                       POWER OF ATTORNEY

Each person whose signature appears below authorizes Gene W. Ray and Philip
J. Englund, and either of them, with full power of substitution and resubstitution, his true and lawful attorneys-in-fact, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                Title                            Date

                         Director and
_____/s/______           Chairman of the Board            June 30, 1997
J. Sidney Webb

                         Director, President and
____ /s/____             Chief Executive Officer          June 30, 1997
Gene W. Ray

                         Senior Vice President and
_____/s/_______          Chief Financial Officer          June 30, 1997
Eric M. DeMarco


______/s/__________      Corporate Controller             June 30, 1997
Deanna H. Petersen


_____/s/__________       Director                        June 30, 1997
Charles R. Allen


_____/s/__________       Director                        June 30, 1997
Joseph F. Caligiuri


_____/s/__________       Director                        June 30, 1997
Daniel J. Fink


_____/s/__________       Director                        June 30, 1997
Robert E. La Blanc


_____/s/__________       Director                        June 30, 1997
Thomas G. Pownall

                         INDEX TO EXHIBITS

EXHIBIT                                                       PAGE

4      The Titan Corporation Stock Option Plan of 1997           8

23     Opinion and consent of Philip J. Englund.                13

23     Consent of Arthur Andersen LLP.                          14

24     Power of Attorney (page 5 of the Registration Statement) -

                        THE TITAN CORPORATION
                       STOCK OPTION PLAN OF 1997


     1. Purpose of the Plan. Under this Stock Option Plan (the "Plan") of The Titan Corporation (the "Company") options may be granted to eligible employees to purchase shares of the Company's capital stock. The Plan is designed to enable the Company and its subsidiaries to attract, retain and motivate their employees by providing for or increasing the proprietary interests of such employees in the Company. The Plan provides for options that qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as options that do not so qualify.

     2. Stock Subject to Plan. The maximum number of shares of stock for which options granted hereunder may be exercised shall be 1,000,000 shares of the Common Stock, $.01 par value, of the Company, subject to the adjustments provided for in Sections 7 and 12. The maximum number of shares for which options may be granted to any one eligible employee under this plan during any one calendar year is 200,000 shares. Shares of stock subject to the unexercised portions of any options granted under this Plan that expire or terminate or are canceled may again be subject to options under the Plan. However, if stock appreciation rights are granted with respect to any options under this Plan, the total number of shares of stock for which further options may be granted under this Plan shall be irrevocably reduced not only when there is an exercise of an option granted under this Plan, but also when such option is surrendered upon an exercise of a stock appreciation right granted under this Plan, in either case by the number of shares covered by the portion of such option which is exercised or surrendered.

     3. Eligible employees. The employees eligible to be considered for the grant of options hereunder are any persons regularly employed by the Company or a subsidiary of the Company on a salaried basis.

     4. Incentive Stock Option Limitations. To the extent that the aggregate fair market value of stock with respect to which Incentive Options (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company, any subsidiary and any parent corporation) exceeds $100,000, such options shall be taxed as non-qualified options. The rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted. For purposes of this Section 4, the fair market value of stock shall be determined as of the time the option with respect to such stock is granted.

     5. Minimum Exercise Price. The exercise price for each option granted hereunder shall be not less than 90% of the fair market value of the stock at the date of the grant of the option.

     6. Nontransferability. Any Incentive Option granted under this Plan shall by its terms be nontransferable by the optionee other than by will or the laws of descent and distribution and is exercisable during the optionee's lifetime only by him or by his guardian or legal representative. A non-qualified option shall be transferable by the optionee only upon such terms and conditions as set forth in the option agreement for such option, as the Board or the Committee shall determine in its discretion.

     7. Adjustments. If the outstanding shares of stock of the class then subject to this Plan are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities for which options may thereafter be granted under this Plan and for which options then outstanding under this Plan may thereafter be exercised. Any such adjustment in outstanding options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such options.

     8. Maximum Option Term. No option granted under this Plan may be exercised in whole or in part more than ten years after its date of grant.

     9. Plan Duration. The effective date of this Plan shall be February 27, 1997. Options may not be granted under this Plan more than ten years after the date of the adoption of this Plan, or of stockholder approval thereof, whichever is earlier.

     10. Payment. Payment for stock purchased under any exercise of an option granted under this Plan shall be made in full in cash concurrently with such exercise, except that, if and to the extent the instrument evidencing the option so provides and if the Company is not then prohibited from purchasing or acquiring shares of such stock, such payment may be made in whole or in part with shares of the same class of stock as that then subject to the option, delivered in lieu of cash concurrently with such exercise, the shares so delivered to be valued on the basis of the fair market value of the stock (determined in a manner specified in the instrument evidencing the option) on the day preceding the date of exercise.

     11. Administration. The Plan shall be administered by the Company's Board of Directors (the "Board") or a committee (the "Committee") meeting the requirements of SEC Rule 16b-3 with respect to grants to executive officers.

     The interpretation and construction by the Board or the Committee of any term or provision of the Plan or of any option granted under it shall be final. The Board or the Committee may from time to time adopt rules and regulations for carrying out this Plan and subject to the provisions of this Plan, may prescribe the form or forms of the instruments evidencing any option granted under this Plan.

     Subject to the provisions of this Plan, the Board or the Committee shall have full and final authority in its discretion to select the employees to be granted options, to grant such options and to determine the number of shares to be subject thereto, the exercise prices, the terms of exercise, expiration dates and other pertinent provisions thereof.

     12. Corporate Reorganizations. Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to options hereunder are changed into or exchanged for cash or property or securities not of the Company's issue, or upon a sale of substantially all the property of the Company to another corporation or person, the Plan shall terminate, and all options theretofore granted hereunder shall terminate, unless provision be made in writing in connection with such transaction for the continuance of the Plan and/or for the assumption of options theretofore granted, or the substitution for such options with options covering the stock of a successor employer corporation, or a parent or a subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event the Plan and options theretofore granted shall continue in the manner and under the terms so provided. If the Plan and unexercised options shall terminate pursuant to the foregoing sentence, all persons entitled to exercise any unexercised portions of options then outstanding shall have the right, at such time prior to the consummation of the transaction causing such termination as the Company shall designate, to exercise the unexercised portions of their options, including the portions thereof which would, but for this section entitled "Corporate Reorganizations," not yet be exercisable.

     13. Change in Control. Notwithstanding any other provisions of this Plan, upon any Change in Control (as defined hereinbelow) all then outstanding options and Stock Appreciation Rights (as defined hereinbelow) will become fully vested and exercisable and all restrictions against sale or transfer or hypothecation of restricted shares shall lapse and expire. The term "Change in Control" shall mean (a) any "person" (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of
1934) becomes the beneficial owner (as such term is used in Section 13(d)(1) of the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing at least 25% of the combined voting power of the then outstanding securities of the Company in a transaction that was not approved by the Board prior to its occurrence: or
(b) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     14. Stock Appreciation Rights. If the instrument evidencing the option so provides, an option granted under this Plan (herein sometimes referred to as the "corresponding option") may include the right (a "Stock Appreciation Right") to receive an amount equal to some or all of the excess of the fair market value (determined in a manner specified in the instrument evidencing the corresponding option) of the shares subject to unexercised portions of the corresponding option over the aggregate exercise price for such shares under the corresponding option as of the date the Stock Appreciation Right is exercised. The amount payable upon exercise of a Stock Appreciation Right may be paid in cash or in shares of the class then subject to the corresponding option (valued on the basis of their fair market value, determined as specified with respect to the measurement of the amount payable as aforesaid), or in a combination of cash and such shares so valued. No Stock Appreciation Right may be exercised in whole or in part (a) other than in connection with the contemporaneous surrender without exercise of such corresponding option, or the portion thereof that corresponds to the portion of the Stock Appreciation Right being exercised, or (b) except to the extent that the corresponding option or such portion thereof is exercisable on the date of exercise of the Stock Appreciation Right by the person exercising the Stock Appreciation Right, or (c) unless the class of stock then subject to the corresponding option is then "publicly traded." For this purpose, a class of stock is "publicly traded" if it is listed or admitted to unlisted trading privileges on a national securities exchange or if bid and offer quotations therefor are reported on the automated quotation system ("NASDAQ") operated by the National Association of Securities Dealers, Inc. or on any then operative successor to the NASDAQ system.

     15. Restricted Stock. If the instrument evidencing the option so provides, shares of stock issued on exercise of an option granted under this Plan may upon issuance be subject to the following restrictions (and, as used herein, "restricted stock" means shares issued on exercise of options granted under this Plan that are still subject to restrictions imposed under this Section 15 that have not yet expired or terminated):

          (a) shares of restricted stock may not be sold or otherwise transferred or hypothecated;

          (b) if the employment of the holder of shares of restricted stock with the Company or a subsidiary is terminated for any reason other than his death, normal or early retirement in accordance with his employer's established retirement policies or practices, or total disability, the Company (or any subsidiary designated by it) shall have the option for sixty (60) days after such termination of employment to purchase for cash all or any part of his restricted stock at the lesser of (i) the price paid therefor by the holder, or (ii) the fair market value of the restricted stock on the date of such termination of employment (determined in a manner specified in the instrument evidencing the option); and

          (c) as to the shares of stock affected thereby, any additional restrictions that may be imposed on particular shares of restricted stock as specified in the instrument evidencing the option.

     The restrictions imposed under this Section 15 shall apply as well to all shares or other securities issued in respect of restricted stock in connection with any stock split, reverse stock split, stock dividend, recapitalization, reclassification, spin-off, split-off, merger, consolidation or reorganization, but such restrictions shall expire or terminate at such time or times as shall be specified therefor in the instrument evidencing the option that provides for the restrictions.

     16. Amendment and Termination. The Board may alter, amend, suspend or terminate this Plan, provided that no such action shall deprive an optionee, without his consent, of any option granted to the optionee pursuant to this Plan or of any of his rights under such option. Except as herein provided, no such action of the Board, unless taken with the approval of the stockholders of the Company, may:

     (a) increase the maximum number of shares for which options granted under this Plan may be exercised;

     (b)     reduce the minimum permissible exercise price;

     (c)     extend the ten-year duration of this Plan set forth herein; or

     (d) alter the class of employees eligible to receive options under the Plan.

                            June 30, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


               Re:     Registration Statement on Form S-8

Gentlemen:

I have examined the Registration Statement, together with exhibits thereto, to be filed with you relating to the registration of common stock, $0.01 par value per share (the "Common Stock"), issuable in connection with The Titan Corporation Stock Option Plan of 1997 (the "Plan"). I am familiar with the proceedings taken and to be taken by The Titan Corporation, a Delaware corporation (the "Company"), in connection with the issuance of shares of Common Stock under the Plan and the authorization of such issuance thereunder, and have examined such documents and such questions of law and fact as I have deemed necessary in order to express the opinion hereinafter stated.

Based on the foregoing, it is my opinion that the shares of Common Stock of the Company to be issued pursuant to the Plan have been duly authorized, and that such Common Stock, when issued in accordance with the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement.

                                            Very truly yours,


                                           /s/
                                           Philip J. Englund, Esq.
                                           Senior Vice President
                                           General Counsel and Secretary

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 20, 1997 incorporated by reference in The Titan Corporation's Form 10-K for the year ended December 31, 1996 and to all references to our firm included in this registration statement.


                                            /s/
                                            ARTHUR ANDERSEN LLP


San Diego, California
July 3, 1997